                                                                    Exhibit 23.4

              Consent of Independent Certified Public Accountants

   We have issued our report dated November 16, 1999, accompanying the financial statements of ComputerPrep, Inc. included in the Current Report of Prosofttraining. com on Form 8-K dated June 27, 2000 which is incorporated by reference in this Registration Statement for the registration of 3,599,983 shares of its common stock and the Post-Effective Amendment to Registration Statements (Nos. 333-30336, 333-35249, 333-28993 and 333-11247) for the
registration of an aggregate of 9,894,779 shares of the common stock amended thereby, and related Prospectus. We consent to the incorporation by reference in those Registration Statements of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ Semple & Cooper, LLP

Phoenix, Arizona
July 5, 2000